Exhibit 5
September 28, 2005
Eclipsys Corporation
1750 Clint Moore Road
Boca Raton, FL 33487
Re: Post-Effective Amendment to Registration Statement on Form S-8 (File No. 333-33536)
Ladies and Gentlemen:
We have assisted in the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to a Registration Statement on Form S-8 (File No. 333-33536) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 2,666,667 shares of common stock, $0.01 par value per share (the “Shares”), of Eclipsys Corporation, a Delaware corporation (the “Company”), issuable under the Company’s 1996 Stock Plan, as amended, Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan, as amended, Second Amended and Restated 1998 Employee Stock Purchase Plan and 2005 Stock Incentive Plan (collectively, the “Plans”).
We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Post-Effective Amendment, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Eclipsys Corporation
September 28, 2005

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement, as amended by the Post-Effective Amendment, is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the respective Plans, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Brent B. Siler

Brent B. Siler, Partner